<PAGE 1>

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )


Filed by the registrant [ x ]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ]  Preliminary proxy statement       [   ]  Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
[ x ]  Definitive proxy statement

[   ]  Definitive additional materials

[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         COMMONWEALTH ENERGY SYSTEM
               (Name of Registrant as Specified in Its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ x ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

       1)  Title of each class of securities to which transaction applies:
           _______________________________________________________________

       2)  Aggregate number of securities to which transactions applies:
           _______________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           _______________________________________________________________

       4)  Proposed maximum aggregate value of transaction:
           _______________________________________________________________

       5)  Total fee paid:
           _______________________________________________________________


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount previously paid:
            _____________________________________________

        2)  Form, Schedule or Registration Statement No.:
            _____________________________________________

        3)  Filing party:
            _____________________________________________

        4)  Date filed:
            _____________________________________________

<PAGE 2>

















                                               Commonwealth
                                               Energy System
                                               Notice of 1997
                                               Annual Meeting and
                                               Proxy Statement






































                                               Please sign and return your
                                               proxy promptly

<PAGE 3>


                          COMMONWEALTH ENERGY SYSTEM

                           Cambridge, Massachusetts

                   Notice of Annual Meeting of Shareholders

                                  May 1, 1997

To the Shareholders of
COMMONWEALTH ENERGY SYSTEM:

      Notice is hereby given that the Annual Meeting of Shareholders of Commonwealth Energy System will be held at the office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, on Thursday,
May 1, 1997, at 10:30 o'clock A.M., Eastern Daylight Time, for the following purposes:

      1. To elect three Trustees to hold office for a three-year term and until the election and qualification of their respective successors.

      2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Common Shareholders of record at the close of business on March 17, 1997 are entitled to notice of, and to vote at, the meeting.

                                         By order of the Trustees,





                                         Michael P. Sullivan
                                         Vice President, Secretary
                                         and General Counsel

March 28, 1997

                                   IMPORTANT

      We cordially invite you to attend the Annual Meeting of Shareholders, but IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MAIL YOUR PROXY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Because our shares are widely distributed over a large number of holders, it is both necessary and desirable that all Shareholders send in their proxies. Failure to secure a quorum on the date set would necessitate an adjournment, which would cause the System considerable and needless expense. To avoid this, please SIGN AND DATE the accompanying proxy and mail it promptly in the enclosed envelope to Commonwealth Energy System, P.O. Box 9150, Cambridge, Massachusetts 02142-9150.

<PAGE 4>


                                PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Commonwealth Energy System (hereinafter called the "System") to be used at the Annual Meeting of Shareholders of the System to be held on Thursday, May 1, 1997, at the principal executive office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, of which due notice has been given in accordance with the System's Declaration of Trust dated December 31, 1926, as amended. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A properly executed and returned proxy will be voted in accordance with the directions contained thereon. Abstentions shall be voted neither "for" nor "against," but shall be counted in the determination of a quorum. Broker non-votes shall not be counted either in calculating the number of shares present for the purpose of determination of a quorum or for the purpose of determining whether a matter has received the required number of votes. The giving of a later-dated proxy revokes all proxies previously given. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to Shareholders is March 28, 1997.

                             FINANCIAL STATEMENTS

      The audited financial statements of Commonwealth Energy System and Subsidiary Companies, which include comparative Balance Sheets as of December 31, 1996 and 1995, Statements of Income and Statements of Cash Flows for the three years ended December 31, 1996 and the Report of Independent Public Accountants, are set forth in the Annual Report to Shareholders.

                               VOTING SECURITIES

      Each Common Share is entitled to one vote. Only Shareholders of record at the close of business on March 17, 1997 are qualified to vote at the meeting. There were outstanding as of the record date 21,561,282 Common Shares.

      The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies owned beneficially 3,178,045 Common Shares representing 14.7% of the outstanding Common Shares as of March 17, 1997. Members of the Plan are entitled to give voting instructions with respect to their interests.

                 OWNERSHIP BY MANAGEMENT OF VOTING SECURITIES

      The following table shows the beneficial ownership, reported to the System as of March 17, 1997, of Common Shares of the System owned by the Chief Executive Officer and the four other most highly compensated Executive Officers and, as a group, all Trustees and Executive Officers of the System.

                                              Total
                                              Common         Percent of
      Name                                    Shares (1)        Class

      William G. Poist                         19,608           0.1%
      Russell D. Wright                        11,772           0.1%
      James D. Rappoli                          6,577           0.1%
      Leonard R. Devanna                        6,478           0.1%
      Michael P. Sullivan                       6,315           0.1%
      All Trustees and Executive Officers
        as a group (14 persons)                73,732           0.3%

<PAGE 5>


(1) Beneficial ownership set forth in this Proxy Statement includes, where applicable, shares with respect to which voting or investment power is attributed to an Executive Officer or Trustee because of joint or fiduciary ownership of the shares or relationship of the Executive Officer or Trustee to the record owner, such as a spouse, together with shares held under the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies.


                   MATTERS TO BE BROUGHT BEFORE THE MEETING

                            1-ELECTION OF TRUSTEES

      Three Trustees will be elected at the Annual Meeting of Shareholders to hold office for the ensuing three years in accordance with the Declaration of Trust, which provides for staggered terms of Trustees of three years each. The three Trustees elected at this meeting will hold office for a three-year term and until the election and qualification of their respective successors. Under the terms of the Declaration of Trust, Trustees are required to be elected by a plurality vote of the Shareholders.

      The Shares represented by the enclosed form of proxy will be voted, and the persons named in such form of proxy will, unless otherwise directed in the proxy, vote shares represented by proxies received for the election of the following nominees:

                                Kevin C. Bryant
                              Franklin M. Hundley
                               Gerald L. Wilson

      Of the three nominees, Mr. Hundley and Dr. Wilson are presently Trustees. Mr. Bryant was nominated by the Board on February 27, 1997 to fill the position which will be occasioned by the retirement of Mr. Henry Dormitzer, who is retiring from the Board of Trustees at the conclusion of his term effective May 1, 1997.

      It is not contemplated that any of the three nominees will be unable to serve. Should any of the nominees be unable to serve, your proxy will be voted for the election of a nominee acceptable to the remaining Trustees.

                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                Common Shares
                                              Year First        Beneficially
                                               Became a         Owned as of
Name, Principal Occupation and Term of Office  Trustee    Age   March 17, 1997

    KEVIN C. BRYANT, Regional President,
      BankBoston - Southeastern Region,
      Fall River, Massachusetts
      (NOMINEE)...........................        -        36         200

(C) SHELDON A. BUCKLER, Chairman of the Board
      of Commonwealth Energy System; Retired
      Vice Chairman of the Board and a
      Director, Polaroid Corporation,
      Cambridge, Massachusetts (Manufacturer
      of photographic equipment and supplies);
      Director, Aseco Corp.; Cerion Technologies,
      Inc.; Nashua Corporation; Parlex Corp.
      and Spectrum Information Technologies, Inc.
      TERM EXPIRES IN 1998 ...............      (1991)     65       4,432

<PAGE 6>


                  INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                Common Shares
                                              Year First        Beneficially
                                               Became a         Owned as of
Name, Principal Occupation and Term of Office  Trustee    Age   March 17, 1997

(A) PETER H. CRESSY, Chancellor, University of
(E)   Massachusetts Dartmouth, North Dartmouth,
      Massachusetts; Retired Rear Admiral,
      United States Navy
      TERM EXPIRES IN 1999 ...............      (1994)     55         228

(A) BETTY L. FRANCIS, Executive Vice President
(D)   and Chief Credit Officer, HomeSide
      Lending, Inc., Jacksonville, Florida
      TERM EXPIRES IN 1998 ...................  (1991)     50         200

(C) FRANKLIN M. HUNDLEY, Member and a Managing
(D)   Director, Rich, May, Bilodeau & Flaherty,
      P.C., Boston, Massachusetts (Attorneys);
      Director, The Berkshire Gas Company
      TERM EXPIRES IN 1997 (NOMINEE).........   (1985)     62       5,056

(B) WILLIAM J. O'BRIEN, Partner, Centre For
(C)   Generative Leadership L.L.C., Hamilton,
      Massachusetts (Consulting); Retired
      President and CEO, The Hanover Insurance
      Company
      TERM EXPIRES IN 1999 ..................   (1994)     64       3,500

    WILLIAM G. POIST, President and Chief
      Executive Officer of Commonwealth Energy
      System and Chairman, Chief Executive Officer
      and a Director of its subsidiary companies
      TERM EXPIRES IN 1999 ...................  (1992)     63      19,608

(B) MICHAEL C. RUETTGERS, President, Chief
(E)   Executive Officer and a Director, EMC
      Corporation, Hopkinton, Massachusetts
      (Data storage technology); Director,
      CrossComm Corporation
      TERM EXPIRES IN 1998 ...................  (1995)     54       1,000

(B) GERALD L. WILSON, Vannevar Bush Professor of
(E)   Engineering, Massachusetts Institute of
      Technology, Cambridge, Massachusetts;
      Director, Analogic Corp. and Aseco Corp.
      TERM EXPIRES IN 1997 (NOMINEE).........   (1985)     57       1,304

      Each of the persons named above has held his or her present position (or another executive position with the same employer) for more than the past five years except for Dr. Wilson, who served as Vice President-Corporate Technology and Manufacturing at Carrier Corporation during 1991-1992 while on a leave of absence from Massachusetts Institute of Technology.

      During 1996, fees of $329,819 were incurred for legal services rendered by the firm of Rich, May, Bilodeau & Flaherty, P.C., of which Mr. Hundley is a Member and a Managing Director. The firm has been employed in the last fiscal year and the current fiscal year.

      Each Trustee, including nominees, owned beneficially less than one-third of one percent of the outstanding Common Shares.
-------------------------
(A)   Member of Audit Committee.

(B)   Member of Executive Compensation Committee.

(C)   Member of Nominating Committee.

(D)   Member of Benefit Review Committee.

(E)   Member of Strategic Planning Committee.

<PAGE 7>


            COMPENSATION OF EXECUTIVE OFFICERS DURING THE YEAR 1996

      The following table shows compensation paid by the System and its subsidiaries to the System's President and Chief Executive Officer and the four other highest paid Executive Officers of the System whose total compensation in 1996 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
                                                     Long-Term Compensation
                              Annual Compensation       Awards        Payouts

                                                                       Long-
                                                               Options  Term
                                               Other   Restr-  /Stock  Incen- All
                                               Annual  icted   Apprec-  tive  Other
                                               Compen- Stock   iation   Plan  Compen-
 Name and                     Salary           sation  Awards  Rights  (LTIP) sation
 Principal Position     Year    (1)    Bonus     (2)    (3)    (SARS) Payouts   (4)
William G. Poist        1996  $380,000 $142,142   -  $160,000      -     -    $15,204
 President and Chief    1995   350,000   95,645   -      -         -     -     14,004
 Executive Officer of   1994   320,000   98,721   -      -         -     -     12,804
 the System and Chair-
 man and Chief Exec-
 utive Officer of its
 subsidiary companies

Russell D. Wright       1996  $250,000 $ 97,427   -  $100,000     -      -    $10,020
 President and Chief    1995   231,667   66,060   -      -        -      -      9,269
 Operating Officer      1994   215,897   60,964   -      -        -      -      8,400
 of Cambridge
 Electric Light
 Company, Canal
 Electric Company,
 COM/Energy Steam
 Company and
 Commonwealth
 Electric Company

Kenneth M. Margossian(5)1996 $209,330 $ 81,182   -       -        -      -    $ 8,375
 President and          1995  194,583   56,040   -       -        -      -      7,786
 Chief Operating        1994  179,917   52,005   -       -        -      -      7,140
 Officer of Common-
 wealth Gas Company
 and Hopkinton LNG Corp.

James D. Rappoli        1996  $178,167 $60,740   -   $ 54,800     -      -    $ 7,126
  Financial Vice        1995   164,583  46,624   -       -        -      -      6,586
  President and         1994   151,686  43,196   -       -        -      -      5,880
  Treasurer of the
  System and its
  subsidiary companies

<PAGE 8>


                          SUMMARY COMPENSATION TABLE (CONT'D)
                                                   Long-Term Compensation
                            Annual Compensation       Awards        Payouts
                                                                    Long-
                                                            Options  Term
                                           Other    Restr-  /Stock  Incen-    All
                                           Annual   icted   Apprec-  tive    Other
                                           Compen-  Stock   iation   Plan    Compen-
 Name and                   Salary         sation   Awards  Rights   (LTIP)  sation
 Principal Position    Year   (1)    Bonus   (2)     (3)    (SARS)  Payouts    (4)
Leonard R. Devanna     1996 $168,000 $ 56,799   -  $ 55,200    -       -    $ 8,398
  President and        1995  154,250   45,511   -      -       -       -      7,714
  Chief Operating      1994  142,166   41,745   -      -       -       -      5,912
  Officer of
  COM/Energy Enterprises,
  Inc. and COM/Energy
  Resources, Inc.
--------------------

(1) The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation is deferred pursuant to the provisions of the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies.

(2) The dollar value of perquisites and other personal benefits, securities or property totalling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes, and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 1996, there were no such perquisites, earnings, reimbursements or discounts paid or made.

(3) The amounts in this column represent the value of the restricted stock award, which was calculated by multiplying the average closing market price of the System's Common Shares during the first week of February, 1997 (the time of grant) by the number of Common Shares awarded. The restrictions on these shares shall lapse three years from the date of grant provided that the individual is still in the employ of the System. Dividends are paid on the restricted Common Shares to the same extent as they are paid on the System's Common Shares. The aggregate number of restricted Common Share holdings for the above-named Executive Officers as of March 1, 1997, is 15,563 Common Shares, having an aggregate value of $342,386.

(4) The amounts in this column represent the aggregate contributions by the System and certain subsidiary companies during 1996 on behalf of the above-named individuals to the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution plan. The Plan incorporates salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis. The Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution/defined benefit plan. Unlike the Employees Savings Plan, this Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. The Plan was established to provide an additional benefit to eligible participants in the Employees Savings Plan whose benefit under that Plan would be curtailed by limits in effect under the Internal Revenue Code for qualified plans. Of the amounts set forth in the "All Other Compensation" column, $6,335, $4,860, $4,775, $2,376 and $2,968

<PAGE 9>


      represent the contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna, respectively, by the Employees Savings Plan. Contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna by the Executive Salary Continuation and Excess Benefit Plan in 1996 equalled $8,869, $5,160, $3,600, $4,750 and
      $5,430, respectively.

(5) Mr. Margossian resigned as President and Chief Operating Officer of Commonwealth Gas Company and Hopkinton LNG Corp. effective February 6, 1997.

<PAGE 10>


                              PENSION PLAN TABLE

      The following table shows annual retirement benefits payable to employees, including Executive Officers, upon retirement at age 65, in various compensation and years of service classifications, assuming the election of a retirement allowance payable as a life annuity from the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies, as of December 31, 1996.

    Highest Annual
  Consecutive 3-Year
    Average Base
    Salary of Last               Annual Benefit for Years of Service (1)
      10 Years         10 Years   15 Years 20 Years   25 Years   30 Years   35 Years
    $ 90,000 ....      $15,722    $23,583  $ 31,444   $ 39,306   $ 47,167   $ 51,278
     120,000 ....       21,222     31,833    42,444     53,056     63,667     69,278
     150,000 ....       26,722     40,083    53,444     66,806     80,167     87,278
     180,000 ....       32,222     48,333    64,445     80,555     96,667    105,278
     210,000 ....       37,722     56,583    75,445     94,305    113,167    123,278
     240,000 ....       43,222     64,833    86,445    108,055    129,667    141,278
     270,000 ....       48,722     73,083    97,445    121,805    146,167    159,278
     300,000 ....       54,222     81,333   108,445    135,555    162,667    177,278
     330,000 ....       59,722     89,583   119,445    149,305    179,167    195,278
     360,000 ....       65,222     97,833   130,445    163,055    195,667    213,278
     390,000 ....       70,722    106,083   141,445    176,805    212,167    231,278
     420,000 ....       76,222    114,333   152,445    190,555    228,667    249,278
     450,000 ....       81,722    122,583   163,445    204,305    245,167    267,278

-------------

(1) Federal law places certain limits on the amount of benefits which can be paid from qualified pension plans. Payments made by the System in excess of the applicable limitations are made pursuant to the terms of the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. For 1996, the maximum annual compensation limit under the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies was $150,000, and the maximum annual benefit under that Plan was $120,000.

      The Pension Plan is a non-contributory defined benefit plan. The Plan is a final average earnings type plan under which benefits reflect the employee's years of credited service. The employee receives the higher of either an integrated or non-integrated formula to realize the maximum retirement benefit applicable to his or her employment history. Both of the formulae are based on the average of the three highest consecutive January 1 base salaries during the ten-year period preceding the employee's retirement or termination. Retirement benefits are available to employees on or after age fifty-five provided the sum of their age and years of service is at least seventy-five. Messrs. Poist, Wright, Margossian, Rappoli and Devanna have 32, 29, 27, 22 and 15 credited years of service respectively. For the purposes of calculating the annual retirement benefits of Messrs. Poist, Wright, Margossian, Rappoli and Devanna pursuant to the Plan, only the amounts set forth in the summary compensation table as "Salary" are utilized to determine each Executive Officer's three highest consecutive January 1 base salaries during the ten-year period preceding the Executive Officer's retirement or termination.

      Each Executive Officer of the System has elected certain pre-retirement death benefits and supplemental retirement benefits in exchange for waiving certain standard life insurance benefits (in excess of $50,000), and the survivor income benefits generally available to all eligible employees. The alternative program for Executive Officers provides a pre-retirement death benefit of either: (i) a lump-sum payment of three times annual base salary; or (ii) fifty percent of monthly base salary for one hundred and eighty months. The supplemental retirement benefit provides that an Executive Officer may retire after the attainment of age fifty-five and completion of ten years of service. Normal retirement at age sixty-five provides an annual

<PAGE 11>


payment equal to thirty-five percent of final base salary per year for life or for a period of one hundred and eighty months, whichever is longer. Benefits are reduced for retirement prior to age sixty-five. The supplemental retirement benefits are in addition to the amounts shown in the table above and are not subject to limitation. If termination of employment occurs following a change in control of the System after the Executive Officer's completion of ten years of service with the System but before the attainment of age fifty-five, the Executive Officer shall be entitled to receive upon attainment of age fifty-five a retirement benefit equal to the amounts that would have been payable had the Executive Officer remained in the employment of the System until the date of the Executive Officer's fifty-fifth birthday and retired on that date. Should the employment of the Executive Officer terminate for any other reason (other than death) and before completion of ten years of service and attainment of age fifty-five, there are no benefits payable under this alternative program for Executive Officers.

      The System has entered into Severance Agreements with its Executive Officers, including Messrs. Poist, Wright, Rappoli and Devanna. The Severance Agreements provide that in the event of termination of employment following a change of control of the System, as defined in the Severance Agreements, the System shall pay to the Executive Officer a lump sum severance benefit together with certain other benefits. The severance benefit payable to Mr. Poist is up to three times his annual salary and annual incentive compensation, and to Messrs. Wright, Devanna and Rappoli two times annual salary and annual incentive compensation. No benefit would be paid if the effect of any payment would be to provide benefits above those normally payable beyond age sixty-five.

<PAGE 12>


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Trustees (the "Committee") is composed of three independent, non-employee Trustees. The Committee reviews and approves compensation levels for the System's Chief Executive Officer and oversees the System's executive compensation programs affecting all Executive Officers. These programs have been designed in order to attract, retain, motivate and reward those individuals who are most responsible for the System's growth and profitability. The programs reflect the Committee's objectives of tying a substantial portion of each Executive Officer's compensation to both the System's and the individual's success in meeting designated goals and objectives and in realizing increases in total shareholder return.

      Compensation for Executive Officers consists of base salary and awards of cash incentive compensation under the System's Annual Incentive Plan and 1996-1997 Strategic Plan Compensation Program. Long-term incentive awards in the form of restricted stock awards of Common Shares are made under the terms of the System's Long Term Incentive Plan. Executive Officers also participate in the Pension Plan and the Employees Savings Plan and receive benefits under medical and other benefit plans which are available to employees generally.

Base Salary

      In setting the base salaries for the Chief Executive Officer and all other Executive Officers, the Committee evaluates the general responsibilities of the particular position and the individual's experience in that position and also applies the data and criteria described in the next paragraph. The Chief Executive Officer's base salary target is designed generally to match the market median for the utility reference group described in the next paragraph. The Committee adjusts the Chief Executive Officer's salary in relation to the salary range target through the evaluation of the same objective criteria used to determine the Chief Executive Officer's annual incentive award set forth below. Less emphasis is placed on base salary adjustments than on incentive compensation, consistent with the Committee's objectives of placing increasingly greater emphasis on performance based, at-risk incentive compensation.

      In setting the Chief Executive Officer's base salary for 1996, the Committee surveyed and reviewed compensation levels and the reference criteria relating to such compensation levels within the gas and electric utility industry. Compensation data and comparisons were provided to the Committee by independent sources and were used by the Committee together with market compensation data provided by the System's human resources department, compensation reports contained in proxy materials for companies considered by the Committee to be similar to the System in size, responsibility and complexity and utility industry references such as those provided by the Edison Electric Institute. Among the reference criteria reviewed by the Committee in developing external market pay norms were business type (investor-owned utilities), scope (utilities with revenues of approximately $500 million to $2 billion) and location (utilities headquartered in the northeast region of the U.S.). This market reference group of companies represents a subset of Value Line, Inc.'s utility sample.

Annual Incentive Compensation

      The Chief Executive Officer is eligible to receive annual cash bonus compensation under the System's Annual Incentive Plan. In 1996, the Annual Incentive Plan provided for awards to the Chief Executive Officer of up to a maximum of 40% of annual base salary. Both individual and System performance goals and objectives were set. The Chief Executive Officer's award for 1996 was determined on a weighted basis, with two-thirds of the Award potential attributable to the attainment of System goals and objectives and one-third of the award potential attributable to individual goals and objectives. For 1996, the System criteria forming the goals and objectives applicable to the

<PAGE 13>


Annual Incentive Plan were: 1) meeting pre-established targets comparing System actual net income to budgeted net income for 1996; 2) success in implementing budgetary constraints in the interest of controlling costs; and
3) meeting certain pre-established benchmark measures of operation and maintenance expenses per customer, as compared to a peer group of 18 utility companies recommended by the System's independent compensation consultant. Each of the three System goals and objectives are equally weighted, and awards are made based on meeting, exceeding or reaching maximum attainment of targets.

      The goal established for actual net income was to meet or exceed the approved budgeted amounts. The System's 1996 net income exceeded targeted net income by 11.8%, resulting in a maximum award. The goal established for cost control was for operation and maintenance expenses in 1996 to be below the approved budgeted amounts. This goal was exceeded by the System having reduced actual operation and maintenance expenses to 4.4% below established budgets. The goal of maintaining operation and maintenance expenses per customer within the top 50% of the 18 company industry peer group was also exceeded, as the System was rated the fifth most effective of the 18 companies in controlling operation and maintenance expenses. In the aggregate, the goals and objectives applicable to the System component of the Annual Incentive Plan were rated as 96% achieved.

      The individual goals of the Chief Executive Officer for 1996 under the Annual Incentive Plan included: originating and implementing several projects and programs designed to maximize System synergies, the development of new business opportunities and the oversight of COM/Electric's restructuring compliance filings at the Massachusetts Department of Public Utilities. The Chief Executive Officer's performance relative to achieving individual goals was rated as 79% achieved, resulting in an aggregate performance rating of 90% achievement.

Long-Term Compensation

      The System has in place two long term incentive compensation plans, one which provides for the potential of awards of restricted Common Shares of the System and the other providing for the potential of cash awards.

      The Long-Term Incentive Plan, approved by shareholders in 1994, measures performance and provides for the potential for awards of Common Shares over a three-year Plan Period. The Plan provides for awards to the Chief Executive Officer of up to a maximum of 50% of annual base salary, awarded in the form of restricted Common Shares. Awards of Common Shares under the Plan are made if the System's average three-year total return (share appreciation and dividends), as compared to the peer group index of utility companies as established by Value Line, Inc., meets or exceeds the achievement standards set by the Committee at the beginning of a Plan Period. In this way, the interests of Executive Officers and Shareholders continue to be aligned.

      For the three-year Plan Period commencing in 1994, the Threshold, Plan Target and Maximum Shareholder Return achievement standards were 95% of Index Average, Index Average, and 120% of Index Average, respectively. During this Plan Period, the System's average total return was equal to 142% of the peer group index, resulting in a maximum award in March of 1997 to Mr. Poist equal to 50% of his January 1, 1994 base salary ($160,000) in restricted Common Shares. Under the terms of the Long-Term Incentive Plan, the restricted Common Shares generally vest three years from the date they are issued.

      The 1996-1997 Strategic Plan Compensation Program ("Program") provides Executive Officers the opportunity to receive cash awards up to an amount which is equivalent to the amount which would be awarded in Grant Shares under the terms of the Long Term Incentive Plan if a three-year Plan Period ending in 1997 were in effect (no such Plan Period ending in 1997 was established under the Long Term Incentive Plan). Unlike the Long Term Incentive Plan, which uses Shareholder total return as the sole criterion, the Program also

<PAGE 14>


rates both the Executive Officer's contributions to achieving results in implementing the System's Strategic Plan and the Executive Officer's overall performance. Awards, if any, under the Program would be made in 1998.

Other Executive Officers

      With respect to other Executive Officers, the Chief Executive Officer, in conjunction with the System's human resources department and an independent consultant, established salary ranges for each Executive Officer. The salary ranges were based in part upon salaries provided to executive officers in the System's industry peer group, as reported by the Edison Electric Institute and from regional salary surveys, so as to establish salary ranges generally in the median of the peer group. Specific salary levels were then established through an evaluation of the responsibilities of the position, the individual's experience in that position and the Executive Officer's achievement of goals and performance of duties. The base salary levels, as recommended by the Chief Executive Officer, were also reviewed and approved by the Executive Compensation Committee.

      In addition to base salary, the named Executive Officers are also eligible to receive compensation under the Annual Incentive Plan, the Long Term Incentive Plan and the 1996-1997 Strategic Plan Compensation Program.
The named Executive Officers are eligible to receive compensation of up to a maximum of 35% (for Vice Presidents) to 40% (for Operating Company Presidents) of annual base salary under the Annual Incentive Plan and of up to 40% (for Vice Presidents) to 50% (for Operating Company Presidents) of annual base salary in restricted Common Shares under the Long Term Incentive Plan and in cash awards under the 1996-1997 Strategic Plan Compensation Program. In 1996, the System goals and objectives constituting the annual performance criteria and the corresponding weightings which determined eligibility for awards to the named Executive Officers under the Annual Incentive Plan were the same as those applicable to the Chief Executive Officer. The individual goals and objectives of the other Executive Officer Annual Incentive Plan participants included such projects as restructuring the System's existing debt portfolio, converting Canal Electric's Unit No. 2 so that it can be fueled by both oil and natural gas, implementing an investor relations program and renegotiating the lease for the System's Cambridge, Massachusetts headquarters.

      The performance criteria applicable to the named Executive Officers under the Long Term Incentive Plan and the 1996-1997 Strategic Plan Compensation Program are the same as those applicable to the Chief Executive Officer.

Policy on Deductibility of Compensation

      Pursuant to Section 162(m) of the Internal Revenue Code, the ability of the System to deduct the compensation paid to any of the five most highly compensated officers in excess of $1 million is limited by Federal Law. The compensation of each of the System's Executive Officers, however, is significantly lower than the $1 million threshold at which tax deductions are limited. It is therefore not necessary that the Committee formulate a policy with respect to qualifying compensation for deductibility under the Internal Revenue Code.

Conclusion

      The Committee has taken action over the past three years to link executive compensation directly to corporate performance and Shareholder total return. A substantial portion of each Executive Officer's compensation is now dependent upon measurable individual performance and System Common Share appreciation.

                        THE EXECUTIVE COMPENSATION COMMITTEE
                        Michael C. Ruettgers, Chairperson
                        William J. O'Brien
                        Gerald L. Wilson

<PAGE 15>


                     COMPARATIVE TOTAL SHAREHOLDER RETURN

      The line graph below compares the cumulative total shareholder return for the System's Common Shares to the cumulative total return of the S&P 500 Stock Index and a Peer Group Index which is comprised of 91 utility companies (including the System) which are followed by Value Line, Inc. The entities which comprise the Peer Group are also set forth hereinafter.

                      Comparative Five-Year Total Returns
         Commonwealth Energy System, S&P 500 and Value Line Peer Group
                    (Performance results through 12/31/96)


        ---------------------------------------------------------------


                          Line graph illustration of

                 comparative five-year (1992-1996) cumulative

                     total returns based on values listed

                                in chart below.


        ---------------------------------------------------------------


                   1991      1992      1993     1994      1995      1996

      COM/Energy  $100.00   $117.00   $135.25  $114.32   $151.51   $169.98
      S&P 500      100.00    107.79    118.66   120.56    165.78    204.30
      Peer Group   100.00    107.20    119.27   104.73    137.47    139.57

      Assumes $100 invested at the close of trading on the last trading day of 1991 in COM/Energy Common Shares, S&P 500 and the Peer Group. Also assumes reinvestment of dividends.

      Source: Value Line, Inc.

                                  PEER GROUP


Allegheny Power System, Inc.             Minnesota Power & Light Co.
American Electric Power Co., Inc.        Montana Power Co.
Atlantic Energy Inc.                     Nevada Power Co.
Baltimore Gas and Electric Company       New England Electric System
Boston Edison Company                    New York State Electric & Gas Corp.
Carolina Power & Light Co.               Niagara Mohawk Power Corporation
Centerior Energy Corporation             NIPSCO Industries, Inc.
Central Hudson Gas & Electric Corp.      Northeast Utilities
Central Louisiana Electric Company Inc.  Northern States Power Co.
Central Maine Power Co.                  Northwestern Public Service Co.
Central & South West Corp.               OGE Energy, Inc.
Central Vermont Public Service Corp.     Ohio Edison Co.
CILCORP Inc.                             Orange and Rockland Utilities, Inc.
CINergy Corp.                            Otter Tail Power Co.
CIPSCO Incorporated                      PG&E Corporation
CMS Energy Corp.                         PacifiCorp.

<PAGE 16>


Commonwealth Energy System               PECO Energy Company
Consolidated Edison Co. of New York, Inc.Pinnacle West Capital Corp.
DPL Inc.                                 Portland General Electric Co.
Delmarva Power & Light Co.               Potomac Electric Power Co.
Dominion Resources, Inc.                 PP&L Resources, Inc.
DQE                                      Public Service Co. of Colorado
DTE Energy Corporation                   Public Service Co. of New Mexico
Duke Power Co.                           Public Service Enterprise Group Inc.
Eastern Utilities Associates             Puget Sound Power & Light Co.
Edison International                     Rochester Gas and Electric Corp.
Empire District Electric Company         St. Joseph Light & Power Co.
Enova Corporation                        SCANA Corp.
Entergy Corporation                      Sierra Pacific Resources
Florida Progress Corp.                   SIGCORP
FPL Group, Inc.                          The Southern Company
GPU, Inc.                                Southwestern Public Service Co.
Green Mountain Power Corp.               TECO Energy, Inc.
Hawaiian Electric Industries, Inc.       Texas Utilities Company
Houston Industries, Incorporated         TNP Enterprises, Inc.
Idaho Power Co.                          Tucson Electric Power Co.
IES Industries                           Unicom Corp.
Illinova Corp.                           Union Electric Co.
Interstate Power Co.                     United Illuminating Co.
IPALCO Enterprises, Inc.                 UtiliCorp. United Inc.
Kansas City Power & Light Co.            Washington Water Power Co.
KU Energy Corporation                    Western Resources, Inc.
LG&E Energy Corp.                        Wisconsin Energy Corp.
Long Island Lighting Co.                 WPL Holdings, Inc.
MDU Resources Group, Inc.                WPS Resources Corporation
MidAmerican Energy Holdings Company

               MEETINGS OF THE BOARD OF TRUSTEES AND COMMITTEES

      The System's Board of Trustees held thirteen meetings throughout 1996. The Board has an Audit Committee, an Executive Compensation Committee, a Nominating Committee, a Benefit Review Committee and a Strategic Planning Committee.

      The Audit Committee is composed of Betty L. Francis, Chairperson,
Peter H. Cressy and Henry Dormitzer. The Committee held four meetings in 1996. The Committee's functions are to recommend the selection of an independent public accountant, to review the scope of and approach to audit work, to review non-audit services provided by the independent public accountants and to review accounting principles and practices and the adequacy of internal controls.

      The Executive Compensation Committee is composed of Michael C. Ruettgers, Chairperson, William J. O'Brien and Gerald L. Wilson. During 1996, the Committee held seven meetings. This Committee reviews and recommends compensation and promotional adjustments for certain of the System's personnel and also reviews and recommends adjustments to the compensation of Trustees.

      The Nominating Committee is composed of Sheldon A. Buckler, Chairperson, Franklin M. Hundley and William J. O'Brien. The Committee held one meeting in 1996. The functions of the Committee are to coordinate suggestions or searches for potential nominees for the position of Trustee, to review and

<PAGE 17>


evaluate qualifications of potential nominees and to recommend to the Board of Trustees nominees for vacancies occurring from time to time on the Board of Trustees. The Committee will consider nominees recommended by Shareholders upon the timely submission of the names of such nominees with their qualifications and biographical information forwarded to the Nominating Committee of the Board of Trustees.

      The Benefit Review Committee is composed of Franklin M. Hundley, Chairperson, Henry Dormitzer and Betty L. Francis. During 1996, the Committee held two meetings. The Committee was organized to consider and recommend to the Board of Trustees matters associated with the System's major funded benefit plans. Functions of the Committee include recommending the composition of benefit plan boards and reviewing investment policy, objectives, performance or proposed changes related to the plans.

      The Strategic Planning Committee is composed of Gerald L. Wilson, Chairperson, Peter H. Cressy and Michael C. Ruettgers. The Committee held four meetings during 1996. The functions of this Committee are to attend strategic planning sessions, provide support and insight to management and coordinate management planning activities with the Board of Trustees.

      Effective February 23, 1996, each Trustee who was not an employee of the System was compensated for his or her services as Trustee at the rate of $12,500 per year, plus $1,000 for each Trustee and Committee meeting attended. The Chairpersons of the Audit, Executive Compensation, Benefit Review and Strategic Planning Committees each received an additional $1,000 during the year. In addition, the Chairman of the Board received a retainer of $20,000 per year for his services as Chairman of the Board and of the Nominating Committee.

      Trustees are entitled to defer all or a specified portion of their compensation pursuant to the terms of the Deferred Compensation Plan for Trustees of Commonwealth Energy System. An account is established for each Trustee electing to participate in the Plan, which account is credited with the amount which would otherwise be payable to the Trustee as compensation for the Trustee's services. At the end of each month, interest is credited at an annual rate equivalent to the weighted average prime lending rate. Upon the Trustee's retirement, the account balance is paid either in a lump sum or in annual installments according to the election made by the Trustee. The rights of the Trustee in the account are not assignable and constitute an unsecured claim against the general assets of the System.

      The Retirement Plan for Trustees of Commonwealth Energy System was adopted to provide retirement benefits to non-management members of the Board of Trustees in recognition of their services to the System. Members of the Board of Trustees who have served as Trustees for at least five years are eligible to participate in the Plan. Each eligible Trustee qualifies for an annual retirement benefit payment equal to fifty percent of the annual retainer fee in effect at retirement (excluding retainers for chairing committees), plus 10% of the annual retainer fee for each year in addition to five years served, up to 100% of such fee. The annual retirement benefit payment is adjusted to reflect the first subsequent increase, if any, in the annual retainer fee for service on the Board following the Trustee's retirement. The annual retirement benefit payment becomes vested at the time of eligibility and is payable to Trustees for a period equal to the greater of ten years or the number of years of service as a Trustee.

<PAGE 18>


                               2-OTHER BUSINESS

      The Board of Trustees of the System knows of no matters other than those set forth in the Notice of the Annual Meeting which are likely to be brought before the meeting. If any other matters of which the Board of Trustees is not aware are appropriately presented for action, however, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

                                 MISCELLANEOUS

      The independent public accounting firm selected by the Trustees as Auditor of the System is Arthur Andersen LLP. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The cost of soliciting proxies will be borne by the System. A limited number of regular employees may solicit proxies by telephone or in person subsequent to the initial solicitation by mail. In addition, the System has retained the firm of D. F. King to aid in such solicitation of proxies. The System expects to pay such firm a fee of $5,500 plus expenses. The System will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to security owners.

      The proxy card for a participant in the System's Dividend Reinvestment and Common Share Purchase Plan includes the number of shares which are registered in the participant's name and the number of shares beneficially owned by the participant that are held in the name of the nominee of the System for the Plan. A participant's vote with respect to the shares registered in the participant's name is also an instruction by the participant to the nominee to vote the shares credited to the participant's account under the Plan.

      In order for Shareholder proposals for the 1998 Annual Meeting of Shareholders to be eligible for inclusion in the System's Proxy Statement, they must be received by the System at its principal office in Cambridge, Massachusetts, prior to December 4, 1997.

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, Shareholders are urged, regardless of the number of shares owned, to SIGN, DATE and RETURN the enclosed proxy promptly.



                                      Michael P. Sullivan
                                      Vice President, Secretary
                                      and General Counsel


Cambridge, Massachusetts 02142-9150
March 28, 1997

<PAGE 19>


APPENDICES
                          COMMONWEALTH ENERGY SYSTEM
               Proxy-Annual Meeting of Shareholders-May 1, 1997
          This Proxy is Solicited on Behalf of the Board of Trustees

      The undersigned hereby appoints Sheldon A. Buckler, Franklin M. Hundley and William G. Poist and each or any of them, with power of substitution, as proxies to attend the Annual Meeting of Shareholders of the System to be held on Thursday, May 1, 1997 and at any adjournment thereof and to vote the number of shares which the shareholder(s) would be entitled to vote if personally present:

      To vote your shares for all Trustee nominees, mark the "FOR"  box on item 1. To withhold voting for all nominees, mark the "WITHHELD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "EXCEPTIONS" box and enter the name(s) of the exception(s) in the space provided.

_____________________________________________________________________________
                      The Trustees recommend a vote "FOR"
1.  Election of Trustees                        FOR    WITHHELD
EXCEPTIONS*
    Nominees: K. C. Bryant                      [  ]     [  ]         [  ]
              F. M. Hundley
              G. L. Wilson
              *EXCEPTIONS: ____________________
_____________________________________________________________________________
2.  Upon any other business that may properly come before the meeting.
_____________________________________________________________________________
      This Proxy will be voted as directed above.  If no other indication is made, this proxy will be voted FOR the election of Trustes.
           Any proxy or proxies to vote such shares at said meeting
          heretofore given by the sharheolder(s) are hereby revoked.
                     PLEASE SIGN AND DATE ON REVERSE SIDE






____________________________________________________


____________________________________________________
                                                           Signature(s)
should agree with name(s) printed below

       (When signing as attorney, executor or administrator, trustee or guardian, etc., please indicate your full title as such.)

Acct. No.                                                  No. of Shares





Dated_______________________, 1997

           PLEASE SIGN, DATE AND RETURN IN ENCLOSED PREPAID ENVELOPE